                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20594

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                March 23, 2001
                       (Date of earliest event reported)

                      CARNEGIE INTERNATIONAL CORPORATION
            (Exact name of Registrant as specified in its charter)



           Colorado                        0-8918                13-3692114
(State of other jurisdiction of    (Commission File No.)       (IRS Employer
 incorporation or organization)                              Identification No.)

11350 McCormick Road, Executive Plaza 3, Suite 1001, Hunt Valley, Maryland 21031
                   (Address of principal executive offices)

                                (410) 785-7400
                        (Registrant's telephone number)


Item 2. Acquisition or Disposition of Assets

The Company sold its wholly owned interconnect subsidiary Harbor City Corporation, d/b/a ACC Telecom (ACC) of Columbia, Maryland to its former owners Barry and Susan Hunt for $3.5 million, concurrently ending a pending dispute between the parties. The transaction was comprised of $700,000 in cash and notes to be paid over a one (1) year period, waiver of debt of $800,000 owed from the original purchase agreement and return of 200,000 preferred shares which carried a conversion value of $2,000,000 of the Company's restricted common stock. The Company's financial statement will reflect a gain on the sale of $218,018 on its first 10-QSB filing for 2001 for the quarter ending March 31, 2001. The Company has complied with Rule 11-01(b) and therefore is not required to provide any additional financial information at this time.

Mr. Hunt was president and Mrs. Hunt was an officer of ACC when Carnegie acquired it in May of 1998. Mr. Hunt has served as a member of Carnegie's Board of Directors since that time, before resigning on March 1, 2001.

ACC sold, serviced and installed telephony equipment in the greater Baltimore/Washington area. Under the purchase agreement ACC had the exclusive marketing rights in North America for the Company's MAVIStm voice activated auto attendant. With the completion of the sale of ACC, the Company can now explore other avenues for marketing this product in North America. It should be noted that the Company has a wholly owned subsidiary in a similar business in the Greater Chicago area d/b/a American Telephone & Computer.

SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:  April 6, 2001                           /s/ Lowell Farkas
                                             ------------------------------
                                                  President & CEO